EXHIBIT 99
                                                                      ----------

FOR IMMEDIATE RELEASE
---------------------

       For Additional Information Contact:
       David B. Barbour, President and Chief Executive Officer
       Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
       (606) 326-2800
       Fax (606) 326-2801
       www.classicbank.com

      CLASSIC BANCSHARES, INC. REPORTS RECORD EARNINGS FOR ITS 2002 FISCAL
                                      YEAR

           Ashland, Kentucky, -- May 30, 2002 -- Classic Bancshares, Inc. (NASDAQ - CLAS) reported net income of $2.2 million, or $1.93 per diluted share for the fiscal year ended March 31, 2002 compared to net income of $1.0 million, or $.96 per diluted share for the fiscal year ended March 31, 2001. Net income for the fourth quarter ended March 31, 2002 was $619,000, or $.55 per diluted share compared to $150,000 or $.14 per diluted share for the fourth quarter ended March 31, 2001. The Company recorded one-time charges of approximately $95,000, net of tax during the fourth quarter of fiscal year 2001 as a result of the merger of its two banking subsidiaries.

           The Company's assets increased approximately $27.6 million to $215.4 million at March 31, 2002. The growth for the twelve-month period was primarily in the Company's loan portfolio, which increased approximately $21.5 million. The Company's loan growth was principally in the consumer, commercial business and commercial real estate portfolios. The remainder of the asset growth was attributed to an increase in mortgage-backed and investment securities of approximately $6.7 million. Increased deposits and Federal Home Loan Bank borrowings funded asset growth during the fiscal year. In compliance with the Company's strategic plan, management continually seeks to utilize the lowest cost funding sources available. As a result, borrowings were utilized during the fiscal year when the cost of those borrowings was more attractive than the cost of deposits. Deposits increased approximately $13.4 million and borrowings increased approximately $10.8 million for the fiscal year ended March 31, 2002. Management continues to strategically focus on structuring a balance sheet that enhances the Company's net interest margin while managing its interest rate position.

           The Company's diligence to asset quality remains a primary focus as evidenced by improvements in asset quality. Total non-performing assets represented .3% of total assets at March 31, 2002 compared to .5% at March 31, 2001. The Company recorded a provision for loan losses of $363,000 for the twelve- month period and had net charge-offs of $142,000 for the twelve-month period resulting in an allowance for loan losses of $1.6 million at March 31, 2002. The allowance at March 31, 2002 was equal to 248% of total non-performing loans, 222% of non-performing assets and 1.0% of total loans receivable.

           Chief Operating and Chief Financial Officer, Lisah M. Frazier stated that, "The increase in net income for the fiscal year ending March 31, 2002 is in alignment with our strategic plan and the underlying reasons for this accomplishment were three fold. First, by increasing loan volume we were able to maintain interest income levels while reducing our funding costs in a declining interest rate environment. Secondly, the Company realized increased levels of non-interest income mainly from charges related to deposit accounts due to an increased deposit base. Finally, stringent cost control resulted in decreased levels of non- interest expenses. The containment of costs allowed the enhancements in net interest income and non- interest income to translate directly to the bottom line."

           President and Chief Executive Officer, David B. Barbour added that, "The acceptance of our community banking strategy by the communities we serve has been overwhelming and responsible for the Company attaining our internal growth targets and record earnings. The achievement of a double digit return on equity and greater than 1% return on assets represent significant milestones for the Company."

           Net interest income increased for both the twelve-month period and the fourth quarter. Net interest income increased $1.3 million for the fiscal year ended March 31, 2002 compared to the fiscal year ended March 31, 2001 and $569,000 for the fourth quarter of fiscal year 2002 compared to the same period in 2001. The increase in net interest income was primarily due to a decrease in the cost of funds as a result of a decline in interest rates.

           The Company's non-interest income improved for both the twelve-month period and the quarter. Non-interest income increased $370,000 for the fiscal year ended March 31, 2002 compared to the fiscal year ended March 31, 2001 and $81,000 for the fourth quarter of fiscal year 2002 compared to the same period in 2001. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts caused by deposit growth.

           Non-interest expense decreased for both the twelve-month period and the quarter. Non-interest expense decreased approximately $67,000 for the fiscal year ended March 31, 2002 as compared to the fiscal year ended March 31, 2001 and decreased approximately $43,000 for the fourth quarter of fiscal year 2002 compared to the same period in 2001.

           Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with six branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky. In June of 2002, the Company will begin the construction of an additional banking office in Greenup County. This location will create the second banking office in the Greenup County market area and will give the Company a total of seven branch offices.

           When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, real estate values in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

           The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

                             SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Classic Bancshares, Inc. as of March 31, 2002 and March 31, 2001 and for the three and twelve months ended March 31, 2002 and 2001.

                                                                March 31,           March 31,
                                                                  2002                2001
                                                               ----------          ----------
                                                                       (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
----------------------------------
Total Assets                                                   $  215,420          $  187,860
Cash and other interest bearing deposits
     with other financial institutions                              5,400               5,606
Loans receivable, net                                             160,316             138,862
Investment securities,
     Available for sale                                            27,284              26,188
Mortgage-backed securities,
     Available for sale                                             9,064               3,445
Goodwill                                                            5,555               5,555
Deposits                                                          158,874             145,430
Securities sold under agreement to repurchase                       5,396               3,180
FHLB advances                                                      27,401              16,636
Stockholders' Equity, subject to certain restrictions              21,981              20,460

                                                          Three Months Ended                     Twelve Months Ended
                                                              March 31,                                March 31,
                                                              ---------                                ---------
                                                       2002                2001                 2002                2001
                                                    ----------          ----------           ----------          ----------
                                                                                (In Thousands)
SELECTED OPERATIONS DATA:
-------------------------
Total interest income                               $    3,399          $    3,448           $   13,709          $   13,697
Total interest expense                                   1,263               1,881                6,100               7,349
                                                    ----------          ----------           ----------          ----------
    Net interest income                                  2,136               1,567                7,609               6,348
Provision for loan losses                                   96                  58                  363                 261
                                                    ----------          ----------           ----------          ----------
    Net interest income after provision for
       losses on loans                                   2,040               1,509                7,246               6,087
                                                    ----------          ----------           ----------          ----------
Fees and service charges                                   288                 225                1,189                 915
Gain on sale of securities                                --                    31                    7                  31
Loss on disposal of assets                                --                   (31)                --                   (31)
Other noninterest income                                    69                  51                  259                 170
                                                    ----------          ----------           ----------          ----------
    Total noninterest income                               357                 276                1,455               1,085
    Total noninterest expense                            1,551               1,594                5,727               5,794
                                                    ----------          ----------           ----------          ----------
Income before income taxes                                 846                 191                2,974               1,378
Income tax expense (benefit)                               227                  41                  774                 330
                                                                        ----------           ----------          ----------
    Net income                                      $      619          $      150           $    2,200          $    1,048
                                                    ==========          ==========           ==========          ==========

Basic earnings per share                            $     0.59          $     0.14           $     2.07          $     0.97
Fully diluted earnings per share                    $     0.55          $     0.14           $     1.93          $     0.96

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

                                                             At or for the                           At or for the
                                                          Three Months Ended                     Twelve Months Ended
                                                              March 31,                                March 31,
                                                              ---------                                ---------
                                                       2002                2001                 2002                2001
                                                    ----------          ----------           ----------          ----------

OTHER DATA:
-----------
Return on average assets (ratio of annualized
   net income to total average assets)                     1.2%                 .3%                 1.1%                 .6%
Return on average equity (ratio of annualized
    net income to total average equity)                   11.3                 2.9                 10.3                 5.3
Net interest margin* (Federal Tax Equivalent)              4.6                 4.0                  4.4                 4.1
Non-performing assets to total assets                      0.3                 0.5                  0.3                 0.5
Allowance for loan losses to non-performing loans        248.0               179.1                248.0               179.1
Allowance for loan losses to loans receivable, net         1.0                 1.0                  1.0                 1.0
Non-interest expenses/ Total revenues**                   60.0                74.4                 60.6                69.9
Book value per share                                $    19.62          $    17.88           $    19.62          $    17.88
Tangible book value per share                       $    14.66          $    13.03           $    14.66          $    13.03
Total shares outstanding                             1,120,586           1,144,336            1,120,586           1,144,336
Total weighted avg. shares outstanding for EPS       1,132,974           1,076,088            1,138,111           1,087,788
Number of full service offices                               7                   7                    7                   7
Number of ATM locations                                     18                  16                   18                  16

* Net interest income (Federal Tax Equivalent) annualized divided by average earning assets.
** Total revenues = Net interest income (Federal Tax Equivalent) + non-interest income.





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